UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  October 26, 2007

STATION CASINOS, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-21640	88-0136443
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2411 West Sahara Avenue, Las Vegas, Nevada		89102
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (702) 367-2411

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 40.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4 (c))

ITEM 8.01. Other Events.

                As previously reported, in connection with the transactions contemplated by the merger agreement entered into among Station Casinos, Inc. (“Station” or “the Company”), Fertitta Colony Partners LLC, a Nevada limited liability company, and FCP Acquisition Sub, a Nevada corporation, a number of wholly owned unrestricted direct and indirect subsidiaries of the Company (collectively, the “Real Estate Borrowers”) will enter into up to $2.475 billion of mortgage loans and/or related mezzanine financing (collectively, the “CMBS Loans”), for the purpose of financing the merger and paying fees and expenses incurred in connection with the merger.  In connection with the CMBS Loan financing, certain subsidiaries of Station entered into a purchase and sale agreement with a newly created wholly-owned subsidiary of Station, which will, immediately prior to the closing of the CMBS Loans, assign the purchase and sale agreement to an affiliate, a newly created subsidiary of Station (the “CMBS Borrower”).  The Company anticipates that immediately prior to the consummation of the merger, its subsidiaries Boulder Station, Inc., Charleston Station, LLC, Palace Station Hotel & Casino, Inc. and Sunset Station, Inc. (collectively, the “OpCo Lessee Subsidiaries”) will enter into an amended and restated purchase and sale agreement which in part replaces certain of the original parties to the purchase and sale agreement.  Pursuant to such amended and restated purchase and sale agreement, the OpCo Lessee Subsidiaries’ equity interests in their wholly-owned subsidiaries (collectively, the “Propco Subsidiaries”) that own substantially all fee and leasehold real property comprising the Boulder Station, Palace Station, Red Rock and Sunset Station properties (collectively, the “CMBS Properties”) will be sold to CMBS Borrower following which such CMBS Properties will be leased back to Station pursuant to a Master Lease Agreement (the “Master Lease”), and Station will in turn sublease the CMBS Properties back to the respective OpCo Lessee Subsidiaries. The annual lease payment to be paid by OpCo Lessee Subsidiaries to the CMBS Borrower will be approximately $249.5 million.

                For the three months ended June 30, 2007 the CMBS Properties contributed approximately $218.4 million of net revenues and $81.3 million of EBITDA.  For the twelve month period ended June 30, 2007, the CMBS Properties contributed $859.5 million of net revenues and $315.0 million of EBITDA.

EBITDA and Adjusted Earnings are not generally accepted accounting principles (“GAAP”) measurements and are presented solely as a supplemental disclosure because the Company believes that they are widely used measures of operating performance in the gaming industry and as a principal basis for valuation of gaming companies.  EBITDA is further defined in footnote 1 below.

(1) EBITDA consists of net income plus income tax provision, interest and other expense, net, loss on early retirement of debt, loss or gain on asset disposals, net, preopening expenses, management agreement/lease termination costs, other non-recurring costs, depreciation, amortization and development expense. EBITDA is presented solely as a supplemental disclosure because the Company believes that it is a widely used measure of operating performance in the gaming industry and as a principal basis for valuation of gaming companies. The Company believes that in addition to cash flows and net income, EBITDA is a useful financial performance measurement for assessing the operating performance of the Company. Together with net income and cash flows, EBITDA provides investors with an additional basis to evaluate the ability of the Company to incur and service debt and incur capital expenditures. To evaluate EBITDA and the trends it depicts, the components should be considered. The impact of income tax provision, interest and other expense, net, loss on early retirement of debt, loss or gain on asset disposals, net, preopening expenses, management agreement/lease termination costs, other non-recurring costs, depreciation, amortization and development expense, each of which can significantly affect the Company’s results of operations and liquidity and should be considered in evaluating the Company’s operating performance, cannot be determined from EBITDA. Further, EBITDA does not represent net income or cash flows from operating, financing and investing activities as defined by GAAP and does not necessarily indicate cash flows will be sufficient to fund cash needs. It should not be considered as an alternative to net income, as an indicator of the Company’s operating performance or to cash flows as a measure of liquidity. In addition, it should be noted that not all gaming companies that report EBITDA or adjustments to such measures may calculate EBITDA or such adjustments in the same manner as the Company, and therefore, the Company’s measure of EBITDA may not be comparable to similarly titled measures used by other gaming companies. A reconciliation of EBITDA to net income is included in the financial schedules accompanying the Company’s press release, which is attached as Exhibit 99.1 to Form 8-K filed on August 8, 2007.

                    Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Station Casinos, Inc.
Date: October 26, 2007	By:	/s/ Thomas M. Friel
Thomas M. Friel
Executive Vice President, Chief
Accounting Officer and Treasurer